                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Florida Banks, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               FLORIDA BANKS, INC.
                          5210 BELFORT ROAD, SUITE 310
                           JACKSONVILLE, FLORIDA 32256

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 18, 2001

         The annual meeting of shareholders of Florida Banks, Inc. (the "Company") will be held on Friday, May 18, 2001 at 11:00 a.m., at the Clarion Hotel and Conference Center, 2101 Dixie Clipper Road, Jacksonville, Florida 32218, for the following purposes:

         (1) To re-elect four Class III directors to the Company's Board of Directors, to serve for a term of three years or until their successors are elected and qualified;

         (2) To approve the Florida Banks Amended and Restated Incentive Compensation Plan;

         (3) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2001; and

         (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on April 2, 2001 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                     By Order of the Board of Directors,

                                     /s/ Charles E. Hughes, Jr.

                                     CHARLES E. HUGHES, JR.
                                     President and Chief Executive Officer
Jacksonville, Florida
April 16, 2001

                   YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND
                       RETURN THE ENCLOSED PROXY PROMPTLY
                        SO THAT YOUR VOTE MAY BE RECORDED
                 AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                               FLORIDA BANKS, INC.
                          5210 BELFORT ROAD, SUITE 310
                           JACKSONVILLE, FLORIDA 32256
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 2001

                       -----------------------------------

                                PROXY STATEMENT
                      -----------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Florida Banks, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Friday, May 18, 2001, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 16, 2001. The address of the principal executive offices of the Company is 5210 Belfort Road, Suite 310, Jacksonville, Florida 32256.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the director nominees named below and for adoption of each of the proposals set forth in the accompanying notice of the meeting.

         The record date for determining the shareholders entitled to vote at the annual meeting is April 2, 2001. On that date, the Company had outstanding and entitled to vote 5,709,004 shares of common stock, $.01 par value per share (the "Common Stock"), with each share of Common Stock entitled to one vote.

         The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. With the exception of the election of directors which requires a plurality of the votes cast, the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting is required to approve any other proposals. Shares of Common Stock represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 2, 2001 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each director of the Company;
(iii) each Named Executive Officer (as defined herein); and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the indicated shares.

                                                          SHARES
NAME OF BENEFICIAL OWNER                               BENEFICIALLY           PERCENTAGE
                                                         OWNED(1)             OF TOTAL(2)
Clay M. Biddinger...............................         92,175 (3)               1.6%
Bruce Culpepper................................          14,500 (3)                  *
Charles E. Hughes, Jr...........................        199,683 (4)               3.5%
T. Stephen Johnson..............................        182,250 (5)               3.2%
J. Malcolm Jones, Jr............................         53,500 (3)                  *
Richard B. Kensler..............................         16,306 (6)                  *
W. Andrew Krusen, Jr............................        148,424 (7)               2.6%
Nancy E. LaFoy..................................         27,000 (8)                  *
Wilford C. Lyon, Jr.............................         77,500 (9)               1.4%
David McIntosh..................................          7,225 (3)                  *
M.G. Sanchez....................................        150,000(10)               2.6%
T. Edwin Stinson, Jr............................        131,583(11)               2.3%
                                                      --------------          --------
All directors and executive officers
as a group (12 Persons).........................      1,100,146(12)              19.3%

---------------

* Less than 1% of outstanding shares.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date of this Proxy Statement. Beneficial ownership as reported in the above table has been determined in accordance with Rule l3d-3 of the Securities Exchange Act of 1934. Pursuant to the rules of the Securities and Exchange Commission (the "SEC"), shares of the Company's Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) The percentages are based upon 5,709,004 shares of Common Stock issued and outstanding as of March 26, 2001.

(3)  Includes 7,000 shares subject to immediately exercisable options.

(4) Includes 86,667 shares subject to immediately exercisable options. Although options to purchase 80,000 of such 86,667 shares will become exercisable in equal amounts over eight years, these shares are considered immediately exercisable because upon the termination of Mr. Hughes' employment with the Company for any reason (by either Mr. Hughes or the Company) all such options will become immediately exercisable.

(5) Includes 75,000 shares subject to immediately exercisable options and 13,500 shares subject to immediately exercisable options granted to Mr. Johnson's wife. Includes 13,500 shares which are owned by Mr. Johnson's wife, 10,000 shares which are held by Mr. Johnson's wife as a custodian for their children, and 250 shares which are held by Mr. Johnson as a custodian for his nephew.

(6)  Includes 12,666 shares subject to immediately exercisable options.

(7) Includes 47,000 shares subject to immediately exercisable options. Includes 20,000 shares which are held jointly with Mr. Krusen's wife; 53,095 shares which are held by a limited partnership of which Mr. Krusen, his spouse, his three children, and a corporation owned by Mr. Krusen and his spouse are the only limited partners and of which the general partner is a corporation owned by Mr. Krusen and his spouse; 5,000 shares which are held by a partnership, of which the general partner is a corporation owned by Mr. Krusen and his wife; 20,000 shares which are held in trust for the benefit of Mr. Krusen's wife; and 3,329 shares which are held for Mr. Krusen's children in a trust, of which Mr. Krusen is the trustee.

(8)  Includes 17,000 shares subject to immediately exercisable options.

(9) Includes 7,000 shares subject to immediately exercisable options, 5,000 shares held by Mr. Lyon's spouse and 20,000 shares held by Mr. Lyon's children.

(10) Includes 75,000 shares subject to immediately exercisable options.

(11) Includes 22,666 shares subject to immediately exercisable options and 101,291 shares held jointly with Mr. Stinson's spouse and 2,000 shares which are held in trust for the benefit of Mr. Stinson's children.

(12) Includes 370,999 shares subject to immediately exercisable options.

     There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

                                    DIRECTORS

     The Board of Directors of the Company consists of 11 directors, divided into three classes, with members of each class of directors serving for staggered three-year terms. The board members and classifications are as follows:

CLASS I                             CLASS II                  CLASS III
------------------                  ---------------------     ----------------------
T. Stephen Johnson                  Clay M. Biddinger         Bruce J. Culpepper
Malcolm Jones, Jr.                  Wilford C. Lyon, Jr.      Charles E. Hughes, Jr.
Nancy E. LaFoy                      M. G. Sanchez             W. Andrew Krusen, Jr.
                                    T. Edwin Stinson, Jr.     David McIntosh

     T. STEPHEN JOHNSON, age 51, has served as a Class I Director of the Company since its inception and as its Vice Chairman since February 1998. Mr. Johnson has served as a director of the Bank since its acquisition in August 1998. Mr. Johnson has served as the Chairman of the Board of T. Stephen Johnson & Associates, Inc. ("TSJ&A"), a financial services consulting firm, since its inception in 1987. TSJ&A specializes in mergers, acquisitions and regulatory consulting for financial institutions. Through TSJ&A, Mr. Johnson has founded and serves as Chairman of several financial services companies including, NetB@nk, Inc., a public company which offers a full service financial bank system of home banking via the internet; Directo, Inc., which provides financial products/services to the un-banked market through the employer; BrightLane.com, a super site that includes banking services, office supplies, recruiting and payroll for small businesses via the internet; and TSJ Advisory, Inc., a registered investment advisory firm providing analytical investment advice. In addition, he is the principal owner of Bank Assets, Inc., a provider of benefit programs for directors and officers of banks.

     J. MALCOLM JONES, JR., age 48, has served as a Class I Director of the Company since April 1998. Mr. Jones has served as a director of the Bank since its acquisition in August 1998. Mr. Jones is currently a private investor. From 1997 through 1999, Mr. Jones had been Senior Vice President of The St. Joe Company, a publicly traded real estate and timber company and, from 1995 to 1997, Mr. Jones served as The St. Joe Company's Vice President and Chief Financial Officer. Mr. Jones formerly served as President, Chief Executive Officer and Vice Chairman of the Board of Florida Bank, a Florida savings bank.

     NANCY E. LAFOY, age 45, has served as a Class I Director of the Company since its inception and as a director of the Bank since its acquisition in August 1998. Prior to the acquisition of the Bank, Ms. LaFoy served as Secretary and Treasurer of the Company. Ms. LaFoy has served as Senior Vice President of TSJ&A since 1987. Prior to her service with TSJ&A, Ms. LaFoy served as Assistant Vice President with Wachovia Corporation in Atlanta, Georgia, formerly First National Bank of Atlanta, from 1984 to 1987. Ms. LaFoy has been involved in the banking industry since 1977.

     CLAY M. BIDDINGER, age 45, has served as a Class II Director of the Company since April 1998 and as a director of the Bank since its acquisition in August 1998. Mr. Biddinger is the founder of, and has served as the Chief Executive Officer of, CMB Capital, LLC, since March of 1999. Mr. Biddinger has more than 20 years experience in the financial services industry including experience as an entrepreneur, founder, chairman, and chief executive officer of Sun Financial Group, Inc. ("Sun"), which became a subsidiary of GATX Capital in October 1995. Sun Financial was among Inc. Magazine's 500's fastest growing private companies four times between 1986 and 1990. A past recipient of the Florida Entrepreneur of the Year award and the founding Chairman of the Florida Chapter of the Council of Growing Companies, Mr. Biddinger serves on the board of directors of SMTEK International, a publicly traded electronics manufacturing services provider; the Council of Growing Companies; and various charitable and community non-profit organizations. Mr. Biddinger is also a member of the Society of International Business Fellows. Mr. Biddinger was also featured in Fortune Magazine in December of 1993. Mr. Biddinger received his B.S. in Business Administration from Rollins College.

     WILFORD C. LYON, JR., age 65, has served as a Class II Director of the Company since April 1998 and as a director of the Bank since its acquisition in August 1998. Prior to his service with the Company, Mr. Lyon served as Chairman of the Board and Chief Executive Officer of the Independent Insurance Group, Inc., a publicly traded company. Mr. Lyon retired from that position on February 29, 1996 when the company merged with the American General Corporation, a publicly traded company. Mr. Lyon has also served on the Board of Florida National Banks of Florida, Inc. from 1983 to 1990 when it merged with First Union National Bank of Florida; and thereafter he served on the Board of First Union National Bank of Florida until 1991. Mr. Lyon is active in community affairs, having served as Chairman of the Jacksonville Chamber of Commerce, and District Governor of Rotary International.

     M. G. SANCHEZ, age 66, has served as Chairman of the Board and a Class II Director of the Company since February 1998. Since the acquisition of the Bank, Mr. Sanchez has also served as Chairman of the Board of the Bank. Prior to his service with the Company, Mr. Sanchez worked independently as a bank management consultant, periodically performing contract work with T. Stephen Johnson & Associates, Inc., a financial services consulting firm. From 1986 to 1997, Mr. Sanchez served as President and Chief Executive Officer of The FBF Management Group, a provider of management consulting services to banks in Florida. Prior to his service with The FBF Management Group, from 1979 to 1986. Mr. Sanchez served as the President and Chief Executive Officer of First Bankers Corporation of Florida, a bank holding company with nine subsidiary banks in Florida that was acquired by First Union Corporation in 1986. Mr. Sanchez has also served as a Member of the Board of Directors for the Miami branch of the Federal Reserve Bank of Atlanta and a Member of the Governors Advisory Committee on Interstate Banking. Mr. Sanchez is also a past National President of Robert Morris Associates, the association of bank loan and credit officers. Mr. Sanchez serves on the Advisory Board at the College of Business at the University of Florida and is a former President of Gator Boosters, Inc. at the University of Florida.

     T. EDWIN STINSON, JR., age 47, served as Executive Vice President, Chief Operating Officer and as a director of First National Bank of Tampa from 1993 until its acquisition by the Company in August 1998. Mr. Stinson has served as a Class II director of the Company and as its Chief Financial Officer, Secretary and Treasurer since the acquisition of the Bank in August 1998. Prior to his service with the Bank, Mr. Stinson served as the President of Florida State Bank and Emerald Coast State Bank in Northwest Florida. Mr. Stinson has been involved in the banking industry since 1978.

     BRUCE CULPEPPER, age 59, has served as a Class III Director of the Company since April 1998 and as a director of the Florida Bank, NA (the "Bank") since its acquisition by the Company in August 1998. Mr. Culpepper has been an attorney with the Florida-based law firm of Akerman, Senterfitt & Eidson, P.A. since 1997. Prior to 1997, Mr. Culpepper was a partner with the law firm of Pennington, Culpepper, P.A. from 1992 to 1997.

     CHARLES E. HUGHES, JR., age 57, has served as President, Chief Executive Officer and a Class III Director of the Company since January 1998 and as President, Chief Executive Officer, and director of the Bank since its acquisition by the Company in August 1998. Prior to his service with the Company, Mr. Hughes served as Chairman of the Board, President and Chief Executive Officer of SouthTrust Bank of Florida, N.A. ("SouthTrust"). At SouthTrust, Mr. Hughes was responsible for negotiating bank acquisitions in Florida and overseeing the entire Florida operations for SouthTrust. Prior to joining SouthTrust, Mr. Hughes served as Executive Vice President and Chief Financial Officer of Baptist Health System, Inc., a hospital management corporation from 1990 to 1992. Prior to Baptist Health System, Inc., Mr. Hughes served as Executive Vice President of Florida National Banks of Florida, Inc. and President of Florida National Bank in Jacksonville from 1983 until Florida National Bank merged with First Union National Bank in 1990. Mr. Hughes is a past Chairman and a present member of the Board of Trustees of the Jacksonville Chamber of Commerce.

     W. ANDREW KRUSEN, JR., age 52, served as Chairman of the Board of First National Bank of Tampa from 1991 until its acquisition by the Company in August 1998. Mr. Krusen has served as a Class III director of the Company and as a director of the Bank since August 1998. Since 1988, Mr. Krusen has served as Chairman of the Board of Dominion Energy and Minerals Corporation, an oil and gas concern, and is Chairman of the Executive Committee of Dominion Financial Group International LDC, a merchant banking company which provides investment capital to various emerging business enterprises. He also serves as a Director of General Group Holdings, Inc., a family controlled business involved in real estate development, construction, leasing and manufacturing. Mr. Krusen is a director of publicly-traded Memry Corporation and Raymond James Trust Company.

     DAVID MCINTOSH, age 54, has served as a Class III Director of the Company since April 1998 and as a director of the Bank since its acquisition by the Company in August 1998. Mr. McIntosh has served as Chairman of MitBank USA, Inc., an environmental asset management company, since 1999. Mr. McIntosh served as the Chief Executive Officer of Barricade International, Inc. from 1998 until 2000. From 1984 until 1998, Mr. McIntosh served as the Chief Executive Officer of

Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., a 150 attorney law firm based in West Palm Beach, Florida. Mr. McIntosh serves on the Board of Directors of U.S. Diagnostic, Inc., a publicly held company. Over the past two years, Mr. McIntosh has served as Chairman of the Governor's Task Force on Telecommunications, Chairman of the two Florida Intangible Tax Task Forces, Chairman of Florida TaxWatch and Chairman of the Advisory Board of the College of Business at Florida Atlantic University, and a wide variety of charitable, civic and political organizations. Since 1980, Mr. McIntosh has served as a member of the Board of Directors of the University of Florida Foundation and is also a past President of the University Alumni Association.

COMPENSATION OF DIRECTORS

         Directors of the Company and the Bank will not receive any compensation based on their attendance at board meetings until the Bank becomes profitable for two consecutive quarters. In August 1998, certain of the non-employee directors of the Company were granted immediately exercisable stock options under the 1998 Plan to purchase 2,000 shares. The options are exercisable at the initial public offering price of $10.00 and will expire ten years from the date of grant. In addition, members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board meetings. The members of the local advisory boards of directors receive compensation of $200 per meeting attended and annual stock option awards of 1,000 which are exercisable at fair market value.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The Board of Directors held nine meetings during the year ended December 31, 2000. Each director attended 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which they served. The Company's Board of Directors has five standing committees -- the Executive Committee, the Audit Committee, the Compensation Committee, and the Credit Policy Committee, each of which was established in May 1998, and the Risk Management Committee, which was established in June, 2000. The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors.

     The Executive Committee presently consists of M.G. Sanchez, T. Stephen Johnson, Charles E. Hughes, Jr., J. Malcolm Jones, Jr., W. Andrew Krusen, Jr. and Wilford C. Lyon, Jr. The Executive Committee exercises the authority of the Board of Directors in accordance with the By-Laws of the Company between regular meetings of the Board of Directors. The Executive Committee held two meetings in 2000.

         The Audit Committee presently consists of David McIntosh, Nancy E. LaFoy and Wilford C. Lyon. The Audit Committee has been assigned the principal function of reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management's response to these comments. The Audit Committee held thirteen meetings during 2000.

         The Compensation Committee presently consists of Clay M. Biddinger, David McIntosh and Bruce Culpepper. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management. The Compensation Committee held one meeting during 2000.

     The Credit Policy Committee presently consists of W. Andrew Krusen, Jr., Charles E. Hughes, Jr., J. Malcolm Jones and M. G. Sanchez. The Credit Policy Committee has been assigned the principal oversight of the credit and lending function of the company. The Credit Policy Committee held three meetings during 2000.

         The Risk Management Committee presently consists of Bruce Culpepper, Malcom Jones, and Nancy LaFoy. The Risk Management Committee held one meeting during 2000.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the year ended December 31, 2000, All Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Chief Financial Officer of the Company as to whether any transactions in the Company's Common Stock occurred during the previous month.

                               EXECUTIVE OFFICERS

         The executive officers of the Company are as follows:

                 NAME                       AGE                        POSITION HELD
         ---------------------              ---      ------------------------------------------------
         Charles E. Hughes, Jr.             57       President and Chief Executive Officer
         T. Edwin Stinson, Jr.              47       Chief Financial Officer, Secretary and Treasurer
         Richard B. Kensler                 50       Chief Credit Officer

         Executive officers are appointed by the Board of Directors of the Company and hold office at the pleasure of the Board. Executive officers devote their full time to the affairs of the Company. See "Election of Directors" for information with respect to Charles E. Hughes, Jr. and T. Edwin Stinson, Jr.

         RICHARD B. KENSLER, age 50, has served as the Chief Credit Officer of the Company since April 1998. Prior to his service with this Company, Mr. Kensler had served as a senior credit officer for Signet Banking Corporation since 1987. Mr. Kensler's banking career began in the Florida market when he served as an Assistant Vice President and Special Assets Manager for Sun Banks of Florida, Inc. in Orlando from 1972 to 1980.

CERTAIN SIGNIFICANT EMPLOYEES

         DON D. ROBERTS, age 52, has served as President of the Jacksonville Market since April 1998. Prior to his service with the Company, Mr. Roberts served as President and Chief Executive Officer of Barnett Bank, N.A., Lake County, Florida since 1993. Prior to his service in Lake County, he served as President and Chief Executive Officer of Barnett Bank of Atlanta from 1990 through 1994. During his 13 year tenure with Barnett Banks, he served in several positions, including Executive Vice President in charge of the Corporate Banking Group.

         CYNTHIA P. RUNNION, age 52, has served as Senior Vice President, Human Resources, of the Company since November 1998. Prior to her service with the Company, Ms. Runnion served as Vice President, Human Resources, with Bombardier Capital from 1997 to 1998. From 1989 to 1997, Ms. Runnion served as Vice President, Human Resources with Independent Insurance Co.

         ROBERT H. HIGEL, age 46, has served as the Senior Operations Officer of the Company since May 1999. Prior to his service with the Company, Mr. Higel most recently served as the Chief Financial Officer of SunTrust of Volusia County and was the Chief Financial Officer of BankAmerica/Barnett for several consumer lending units. Mr. Higel spent over nine years with BankAmerica/Barnett. Mr. Higel began his banking career in 1979 with Atlantic Bank working in branch operations. He later joined SunTrust as an Audit Manager over loan and operational audits on Florida's west coast.

         MARK WALKER, age 45, has served as President of the Alachua County Market since October 1998. Prior to his service with the Company, Mr. Walker served as President of Barnett Bank, N.A. Alachua County, Florida since 1989. Mr. Walker has served in various positions with Barnett Banks, Inc. for over 20 years.

         DOUGLAS A. TUTTLE, age 42, has served as President of the Tampa Market since March 15, 1999, and as Executive Vice President and Senior Lender of the Bank since August 1998. Prior to his services with the Company, Mr. Tuttle served as Senior Vice President of the commercial lending division of SouthTrust Bank of West Florida since 1999. Mr. Tuttle's past banking experience includes management positions with Barnett Bank of Tampa, First Florida Banks and Florida National Bank.

         A.G. "BUDDY" JOHNSON, JR., age 53, has served as President of the Broward County Market since April 1999 and opened the Bank's office there in September 1999. Prior to joining the Company, Buddy spent 28 years serving in increasingly responsible positions with First Union Corporation and its subsidiaries. His most recent position, held from 1990 through 1997, was area president of the First Union Broward County Unit.

         THOMAS D. INGRAM, 39, has been a banker since 1984 and from 1995 to 2000 was president of SouthTrust Bank of Central Florida Before being named president, he was director of lending for SouthTrust Bank of Volusia County, branch administrator for SouthTrust Bank of Volusia County and a commercial lender in West Volusia County. Mr. Ingram also was a senior lender with Florida National Bank. He is a graduate of Florida Southern College and is active in many community and charitable organizations in Ocala.

         DAVID RUPPEL, 48,a long-time resident of Pinellas County, has been a banker in the Tampa Bay market for over 24 years. Most recently he held the position of Executive Vice President with SouthTrust's Tampa Bay Bank. From 1995 to 2000, Mr. Ruppel was Division head of Private Banking for Southeast Bank which became First Union. Mr. Ruppel is active in several civic and community activities in Pinellas County. He has served as Chairman, President or as a Board Member of the Gulf Beaches Chamber of Commerce; Kiwanis; Drug Free Workplace, Inc.; The Goldshield Foundation; St. Patrick School; and All Children's Hospital Foundation.

                             EXECUTIVE COMPENSATION

         The following table presents certain summary information for the fiscal year ended December 31, 2000 concerning compensation earned for services rendered in all capacities by the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during fiscal 2000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                    LONG TERM
                                    ----------------------------------------------     ------------
                                                                                       COMPENSATION
                                                                                       ------------
            NAME AND                                                  OTHER ANNUAL      SECURITIES         ALL OTHER
       PRINCIPAL POSITION             YEAR     SALARY       BONUS     COMPENSATION     OPTIONS/SARS      COMPENSATION
------------------------------      -------   ---------   ---------   ------------     ------------      ------------
CHARLES E. HUGHES, JR.               2000      $250,000    $      0          *             20,000         $ 8,270(1)
PRESIDENT AND CHIEF EXECUTIVE        1999      $250,000    $      0          *                  0         $ 5,632(2)
OFFICER AND DIRECTOR                 1998      $223,783    $150,000         --             80,000         $   923



T. EDWIN STINSON, JR.                2000      $126,800    $      0          *              8,000         $ 6,445(3)
CHIEF FINANCIAL OFFICER AND          1999      $121,647    $      0    $13,402(4)               0         $ 3,750(5)
DIRECTOR                             1998      $140,834    $ 37,647    $32,156(6)          40,000         $ 4,194



RICHARD B. KENSLER                   2000      $119,500    $      0          *              8,000         $ 5,471(7)
CHIEF CREDIT OFFICER                 1999      $114,584    $      0    $13,208(8)               0         $ 1,954(9)
                                     1998      $ 78,487    $ 36,667    $33,253(10)         20,000         $   693

* Amount of perquisites and other benefits did not exceed the lesser of either $50,000 or 10% of combined bonus and salary.

---------------

(1) Includes income recognized from payment of $720 for life insurance premiums, $3,300 which represents the Company's matching contributions under the 401(k) Plan, $3,300 in membership dues paid on behalf of Mr. Hughes and $950 in taxation services expenses of Mr. Hughes paid by the Company.

(2) Includes income recognized from payment of $719 for life insurance premiums on behalf of Mr. Hughes and $4,913 which represents the Bank's matching contributions under the Bank's 401(k) Plan.

(3) Includes income recognized from payment of $241 for life insurance premiums, $3,804 which represents the Company's matching contributions under the Company 401(k) Plan and $2,400 in membership dues paid on behalf of Mr. Stinson.

(4) Includes $7,284 for Company paid insurance and $3,718 for Mr. Stinson's car allowance.

(5) Includes income recognized from payment of $241 for life insurance premiums on behalf of Mr. Stinson and $3,509 which represents the Bank's matching contributions under the Bank's 401(k) Plan.

(6) Includes $27,646 for relocation expense in connection with Mr. Stinson's relocation to Jacksonville.

(7) Includes income recognized from payment of $229 for life insurance premiums, $1,942 which represents the Company's matching contributions under the Company 401(k) Plan and $3,300 in membership dues paid on behalf of Mr. Kensler.

(8) Includes $5,274 for Company paid insurance and $6,000 for Mr. Kensler's car allowance.

(9) Includes income recognized from payment of $229 for life insurance premiums on behalf of Mr. Kensler and $1,725 which represents the Bank's matching contribution under the Bank's 401(k) Plan.

(10) Includes $13,851 paid as relocation expense in connection with Mr. Kensler's relocation to Jacksonville and $14,302 in membership dues paid on behalf of Mr. Kensler.

         The following table provides certain information concerning individual grants of stock options under the Company's 1998 Stock Option Plan made during the year ended December 31, 2000 to the Named Executive
         Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                            % of Total Options
                              Options      Granted to Employees    Exercise Price    Expiration   Present
      Name                  Granted (#)       in Fiscal Year        ($ Per Share)       Date      Value(1)
----------------------      -----------    --------------------    --------------    ----------   --------
Charles E. Hughes, Jr.         20,000              9.1%                 6.56            2010       $39,600
T. Edwin Stinson, Jr.           8,000              3.6%                 6.56            2010       $15,840
Richard B. Kensler              8,000              3.6%                 6.56            2010       $15,840

(1) The grant date present value is estimated using a variation of the Black-Sholes option pricing model with the following weighted average assumptions; dividend yield of 0%, expected volatility of 27.50%, risk-free interest rate of 4.30% and expected life of 10 years.

         The following table provides information regarding the options exercised by the Named Executive Officers during fiscal 2000 and the value of options outstanding for such individuals at December 31, 2000:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                                                              VALUE OF
                                                                  NUMBER OF SECURITIES      UNEXERCISED
                                                                       UNDERLYING           IN-THE-MONEY
                                                                   UNEXERCISED OPTIONS    OPTIONS AT FISCAL
                                       SHARES                      AT FISCAL YEAR END         YEAR END
                                    ACQUIRED ON                       EXERCISABLE/          EXERCISABLE/
           NAME                       EXERCISE    VALUE REALIZED      UNEXERCISABLE         UNEXERCISABLE
------------------------------      -----------   --------------  --------------------    -----------------
Charles E. Hughes, Jr.                   0              $0            87,000/13,000             $0/$0

T. Edwin Stinson, Jr.                    0               0            22,666/25,334             $0/$0

Richard B. Kensler                       0               0            12,666/15,334             $0/$0

EMPLOYMENT AGREEMENTS

         In January 1998, Charles E. Hughes, Jr. entered into an employment agreement (the "Employment Agreement") with the Company which provides that Mr. Hughes will serve as the President and Chief Executive Officer of the Company and the Bank. Mr. Hughes also serves as a member of the Board of Directors of the Company and the Bank. The Employment Agreement has a three-year term and provides for an annual base salary of $250,000. In connection with the Employment Agreement, the Board has issued an option to Mr. Hughes to purchase 80,000 shares of Common Stock at the initial public offering price of the Common Stock sold in the Company's initial public offering. This option is exercisable for a period of ten years.

         In the event of a "change in control" of the Company (as defined in the Employment Agreement), Mr. Hughes will be entitled to give written notice to the Company of termination of the Employment Agreement and to receive a cash payment equal to approximately 299% of the compensation received by Mr. Hughes in the one-year period immediately preceding the change in control. In addition, if Mr. Hughes elects to terminate the Employment Agreement pursuant to a change in control, Mr. Hughes will further be entitled, in lieu of shares of Common Stock issuable upon the exercise of options to which Mr. Hughes is entitled, an amount in cash or Common Stock equal to the excess of the fair market value of the Common Stock as of the date of closing of the transaction effecting the change of control over the per share exercise price of the options held by Mr. Hughes, times the number of shares of Common Stock subject to such options.

         The Employment Agreement may be terminated by the Board of Directors without notice and without further obligation other than for monies already paid, if Mr. Hughes is terminated for Cause (as that term is defined in the Employment Agreement). Upon thirty days' written notice to Mr. Hughes, the Bank may terminate the Employment Agreement without Cause upon the condition that Mr. Hughes will be entitled to the same compensation as he would have been entitled to receive in the event of a change of control of the Company. Likewise, Mr. Hughes may upon thirty days' written notice to the Company terminate the Employment Agreement without Cause. In the event of termination by Mr. Hughes, the Company will have no further obligation other than for monies paid and the Company shall be entitled to enforcement of the non-compete and non-solicitation provisions. In the event of Mr. Hughes' death, the Company will pay to Mr. Hughes' designated beneficiary an amount equal to Mr. Hughes' base salary through the end of the month in which Mr. Hughes' death occurred. The Employment Agreement also provides a non-compete provision which provides that in the event of termination of employment under the Employment Agreement by Mr. Hughes pursuant to the giving of notice by Mr. Hughes, Mr. Hughes has agreed that for a period of twelve months after such termination date, Mr. Hughes shall not, without the prior written consent of the Company, within Duval County, Florida either directly or indirectly, serve as an executive officer of any bank, bank holding company or other financial institution. The Employment Agreement further obligates Mr. Hughes to protect the confidentiality of the Company's information following termination of his employment. On February 23, 2001 the Board of Directors, based on a recommendation from the Compensation Committee, extended the term of Mr. Hughes's employee agreement for an additional three year period.

         The Company has also entered into employment agreements with Mr. Stinson and Mr. Kensler. Mr. Stinson's employment agreement provides that he will serve as Chief Financial Officer of the Company for a three year term expiring on August 4, 2001. Mr. Stinson's employment agreement provides for an annual base salary of $117,000 and the grant of options to purchase 40,000 shares of Common Stock at the initial public offering price. Mr. Kensler's employment agreement provides that he will serve as Chief Credit Officer of the Company for a three year term expiring August 14, 2001. Mr. Kensler's employment agreement provides for an annual base salary of $110,000 and the grant of options to purchase 20,000 shares of the Common Stock at the initial public offering price. In the event of a "change in control," both agreements provide that Mr. Stinson and Mr. Kensler may elect to give written notice to the Company of termination of their respective agreements and to receive a cash payment equal to approximately 299% of the compensation received by them in the year preceding the change in control. Each of Mr. Stinson's and Mr. Kensler's agreements contain a non-compete provision which provides that in the event of termination by the executive, Mr. Stinson and Mr. Kensler have agreed for a period of twelve months that neither will serve as an executive officer of any bank, bank holding company or financial institution in the surrounding counties.

401(K) PROFIT SHARING PLAN

         The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, all employees of the Company who have completed three months of service and have attained age 21 are eligible to participate. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a maximum of 15% of their salary on a pre-tax basis (up to $10,500 per year). Subject to certain Code limitations, the Company may make both matching and additional contributions at the discretion of the Board of Directors of the Company each year. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. Distributions from the 401(k) Plan are made in the form of a lump-sum cash payment.

STOCK OPTION PLAN

         In March 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "Plan") to promote the Company's growth and success. The Plan was approved by the shareholders on June 4, 1998. Options may be granted under the Plan to the Company's directors, officers and employees as well as certain consultants and advisors. The Plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 900,000 shares of Common Stock at the discretion of the Board of Directors of the Company or a committee designated by the Board of Directors to administer the Plan. The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of the Common Stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the term of the Plan. Incentive stock options granted pursuant to the Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company. Options granted under the Plan typically vest over a period of three to five years. As of March 29, 2001, options to purchase 856,298 shares of Common Stock were outstanding pursuant to the Plan.

                              CERTAIN TRANSACTIONS

         The Bank may extend loans from time to time to certain of the Company's and the Bank's directors, their associates and members of the immediate families of the directors and executive officers of the Company. These loans will be made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and will not involve more than the normal risk of collectibility or present other unfavorable features.

         Bruce J. Culpepper is a shareholder in the law firm of Akerman, Senterfitt & Eidson, P.A., which has provided legal services to the Company in the past and continues to perform legal services for the Company. The Company believes the fees paid by the Company to Akerman, Senterfitt & Eidson, P.A. for legal services rendered are no greater than those that would be charged to the Company by an unrelated third party law firm.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors was established in 1998 and is responsible for: (i) establishment and review of the Company's compensation philosophy and policies; (ii) review and approval of pay recommendations for the executive officers of the Company; (iii) initiation of all compensation actions for the Chief Executive Officer of the Company, and
(iv) review and provide recommendation to the Board of Directors regarding any stock option or other incentive plan proposed for the Company.

         The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its shareholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for continued growth and enhanced profitability. Compensation for each of the Company's executive officers consists of a base salary, an annual performance bonus and, in some cases, stock options. The Company does not currently provide executive officers with other long term incentive compensation other than the ability to contribute their earnings to the Company's 401(k) Plan.

         The Compensation Committee's philosophy is that the predominant portion of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and return executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

         At least annually, the Compensation Committee will review salary recommendations for the Company's executives and then approve such recommendations, with any modifications it deems appropriate. The annual salary recommendations are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. Similarly, the Compensation Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and the Compensation Committee's assessment of his past performance and its expectation as to his future performance in leading the Company.

         The Compensation Committee also determines, based upon the recommendation of the Chief Executive Officer, the annual bonus, if any, to be paid to executive officers (other than the Chief Executive Officer). The amount of each individual bonus is determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as the executive's contribution to the Company's performance. The Compensation Committee applies similar criteria in setting the amount of annual bonus, if any, earned by the Chief Executive Officer.

         Stock options represent a substantial portion of compensation for the Company's executive officers. Stock options are granted at or above the prevailing market price on the date of grant, and thus will only have value if the Company's stock price increases. Generally, grants vest in equal amounts over a period of five years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is linked directly to stock price.

         The Compensation Committee will continually evaluate the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

         The Compensation Committee evaluated the compensation of the Chief Executive Officer on the same basis used to evaluate salaries and other compensation of the other executive officers. The Committee's determination of an appropriate level of compensation for the Chief Executive Officer was based on a comparison of the Company's actual performance with the projected performance and the responsibilities of the Chief Executive Officer within the Company. The Committee recommended that Mr. Hughes' salary for 2001 remain at $250,000.

CLAY M. BIDDINGER
BRUCE CULPEPPER
DAVID MCINTOSH

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is currently comprised of Clay M. Biddinger, Bruce Culpepper and David McIntosh. None of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 2000. There were no material transactions between the Company and any of the members of the Compensation Committee during fiscal 2000.

                             AUDIT COMMITTEE REPORT

         In the section below, we have provided the Audit Committee Report regarding financial and accounting management policies and practices of the Company.

         COMPOSITION. The Audit Committee of the Board of Directors is composed of three independent directors, as defined by Nasdaq rules, and operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A. The members of the Audit Committee are Nancy E. LaFoy, Wilford C. Lyon and David McIntosh.

         RESPONSIBILITIES. The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as the Company's independent accountants. Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to oversee these processes and the activities of the Company's internal audit department.

         REVIEW WITH MANAGEMENT AND INDEPENDENT ACCOUNTANTS. In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements in accordance with generally accepted auditing principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

         The Company's independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with the independent accountants, Deloitte & Touche LLP, the firm's independence.

         SUMMARY. Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in The Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

DAVID MCINTOSH, CHAIRMAN
NANCY E. LAFOY
WILFORD C. LYON

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the monthly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Market Index and the Nasdaq Financial Index for the period commencing on July 30, 1998 (the date of the Company's initial public offering of Common Stock) and ending December 31, 2000 (the "Measuring Period"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on July 30, 1998. The change in cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the Measuring Period, assuming dividend reinvestment, and (B) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company paid no cash dividends.

           COMPARISON OF CUMULATIVE TOTAL RETURN AMONG FLORIDA BANKS,
              INC., NASDAQ MARKET INDEX AND NASDAQ FINANCIAL INDEX

                                     [CHART]

                                         7/30/98      12/31/98     12/31/99    12/31/00
                                         -------      --------     --------    --------
Florida Banks, Inc.                        $100         $ 78         $ 60        $ 53
Nasdaq                                     $100         $116         $215        $129
Nasdaq Financial Stocks                    $100         $ 96         $ 95        $103

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee on Executive Compensation, the Audit Committee Report and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

         At the Annual Meeting of Shareholders, four directors will be elected to serve on the Company's Board of Directors. The following four existing Class III directors of the Company have been nominated for re-election: Bruce J. Culpepper, Charles E. Hughes, Jr., W. Andrew Krusen, Jr. and David McIntosh. Brief biographies of each of the nominees for director are set forth under the heading "Directors" above. It is intended that proxies will be voted for these nominees. The four directors, if re-elected, will serve until the 2004 Annual Meeting of Shareholders (or until their successors are elected and qualified).

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RE-ELECTION OF BRUCE J. CULPEPPER, CHARLES E. HUGHES, JR., W. ANDREW KRUSEN, JR. AND DAVID McINTOSH.

                                  PROPOSAL TWO
                AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

INTRODUCTION

         The Board of Directors of the Company is seeking the approval of the Shareholders of the Company's Amended and Restated Incentive Compensation Plan (the "Amended Incentive Plan"). A copy of the Amended Incentive Plan is attached as Appendix B to this Proxy Statement.

         The Amended Incentive Plan is a performance-based compensation plan for certain officers and employees of the Company. Under the Amended Incentive Plan, participants generally will be paid performance-based bonus compensation only if certain performance targets are met. The Company is seeking to amend the plan to allow the performance-based bonus compensation to be paid in Company common stock as well as cash.

         The purpose of the Amended Incentive Plan is (i) to enhance the Company's ability to retain its senior officers and executives, (ii) to link the compensation opportunity of the Company's executives and officers with special performance measures and (iii) to qualify the Amended Incentive Plan as performance-based compensation program within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"). As a consequence of the qualification of the amounts paid under the Amended Incentive Plan as performance-based compensation under Section 162(m) of the Code, the provisions of the Code which would otherwise limit deductibility by the Company of certain executive compensation in excess of $1,000,000 should not be applicable to any amounts paid under the Amended Incentive Plan as described below under "Federal Tax Issues."

         The Board of Directors of the Company approved the Amended Incentive Plan on January 26, 2001. The Amended Incentive Plan will become effective upon the approval of the Company

Shareholders. As of the date of this Proxy Statement, no payments of stock have been made under the Amended and Restated Incentive Compensation Plan.

         The following summary describes the principal features of the Amended Incentive Plan. This summary is qualified in its entirety by reference to the specific provisions of the Amended Incentive Plan, a copy of which is attached as Exhibit B to this Proxy Statement.

GENERAL

         ELIGIBLE EXECUTIVES. For each fiscal year or years of the Company (each, a "Performance Period"), with respect to which a Performance Level (as defined below) will be set by the Compensation Committee, the Amended Incentive Plan will cover (i) key employees (including any officers) of the Company who are (or in the opinion of the Compensation Committee may become during the applicable Performance Period) "executive officers" (as defined in Rule 3b-7 under the Exchange Act) and (ii) other designated employees, all of whom are selected by CEO and approved by the Compensation Committee to participate (each, a "Participant") in the Amended Incentive Plan. For each Performance Period, the Compensation Committee shall determine those executives and employees who will participate in the Amended Incentive Plan at the time the Performance Levels are set.

         ESTABLISHMENT AND AMOUNT OF BONUSES. Each Participant may receive a cash or stock payment opportunity ("Bonus") if and only if the Performance Level approved by the Compensation Committee is attained. The specific Performance Level for a Performance Period must be established by the Compensation Committee
(i) in advance of the deadlines applicable under Section 162(m) of the Code and
(ii) while the performance relating to the Performance Level remains substantially uncertain within the meaning of Section 162(m) of the Code. The CEO will provide, subject to approval by the Compensation Committee, in terms of an objective formula or standard for each Participant, the method of computing the specific amount that will represent the maximum amount of Bonus payable to such Participant.

         As used in the Amended Incentive Plan, the term "Performance Level" means the specific objective goal or goals that are set in writing by the CEO and approved by the Compensation Committee for a Participant for the Performance Period.

         While the degree of the achievement of a Performance Level will determine the maximum Bonus potentially payable to each Participant, the Compensation Committee will have the discretion to determine whether all or any portion of a Participant's Bonus will be paid and the specific amount and type (cash or stock), if any, of a Bonus to be paid to each Participant. In addition, the Compensation Committee may at any time establish additional terms and conditions with respect to the payment of Bonuses (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Amended Incentive Plan. The Compensation Committee will have limited discretion to increase the maximum amount of Bonus to be paid to any Participant or award a Bonus in instances where the applicable Performance Level has not been met.

         In the event of termination of a Participant as a result of Retirement, disability or a Change of Control (each as defined in the Amended Incentive
Plan) of the Company prior to the end of a Performance Period, the Performance Level for such Performance Period shall be deemed to have been earned and the applicable Bonus shall be paid on a prorated basis.

         ADMINISTRATION OF ANNUAL INCENTIVE BONUS PLAN. The Amended Incentive Plan will be administered by the Compensation Committee, which will consist of at least two members of the Board of Directors who are "outside directors" within the meaning of Section 162(m) of the Code. The Compensation Committee will have the authority to construe and interpret the Amended Incentive Plan, to establish and administer Performance Levels and the responsibility of determining participation in the Amended Incentive Plan and the amount of the Bonuses payable under the Amended Incentive Plan. Any decision made or action taken by the Compensation Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Amended Incentive Plan will be in the absolute discretion of the Compensation Committee and will be conclusive and binding upon all persons. The Compensation Committee will also have the authority to accelerate a Bonus (after the attainment of the applicable Performance Levels) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Levels) in such circumstances, as it deems appropriate.

         AMENDMENT, SUSPENSION OR TERMINATION OF ANNUAL INCENTIVE BONUS PLAN. The Board of Directors or the Compensation Committee generally may, from time to time, amend, suspend or terminate, in whole or in part, the Amended Incentive Plan; provided that no amendment, suspension or termination of the Amended Incentive Plan will in any manner affect any Bonus previously granted pursuant to the Amended Incentive Plan without the consent of the Participant to whom the Bonus was granted. Notwithstanding the foregoing, no amendment to the Amended Incentive Plan may be effective without the approval of the Board of Directors or the Shareholders if such approval is necessary to comply with the applicable provisions of Section 162(m) of the Code.

         FEDERAL TAX ISSUES. Section 162(m) of the Code limits the deductibility of compensation in excess of $1,000,000 to certain employees of publicly-held companies (the "Million Dollar Cap"). One exception to the Million Dollar Cap is available for "performance-based compensation" (as such term is defined under Section 162(m) of the Code). In order for the payment of a Bonus to a Participant to be within this exception to the Million Dollar Cap, a number of requirements must be satisfied, including the establishment of performance goals by a committee of two or more "outside" members of the Board of Directors, disclosure to the Shareholders of the material terms of the performance-based compensation arrangement under which the Bonus is to be paid, and approval by the Company Shareholders of the arrangement. Additional rules apply to the ongoing administration of such an arrangement in order for compensation payments to qualify as performance-based.

         The Amended Incentive Plan is intended to pay compensation only upon the attainment of the Performance Levels established by the Compensation Committee. If the Amended Incentive Plan is put into effect in accordance with its terms and with the approval of the Company Shareholders, and the Amended Incentive Plan is and continues to be administered in accordance with the provisions set forth in the Amended Incentive Plan, the payments of the Bonuses under the Amended Incentive Plan should be "performance-based compensation" that are exempt from the Million Dollar Cap.

         IN THE EVENT THE SHAREHOLDERS DO NOT APPROVE THE AMENDED INCENTIVE PLAN, IT WILL NOT BECOME EFFECTIVE AND THE EXISTING 1998 INCENTIVE COMPENSATION PLAN WILL REMAIN IN EFFECT.

         THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE APPROVAL OF THE AMENDED INCENTIVE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED INCENTIVE PLAN.

                                 PROPOSAL THREE
                         INDEPENDENT PUBLIC ACCOUNTANTS

         Deloitte & Touche LLP has served as independent auditors of the Company for the fiscal year ended December 31, 2000 and have been selected by the Board of Directors to serve as independent auditors of the Company for the fiscal year ending December 31, 2001. Deloitte & Touche LLP is familiar with the Company's business and management. The Board of Directors believes that Deloitte & Touche LLP has the personnel, professional qualifications and independence necessary to act as the Company's independent auditors.

         Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         Although stockholder approval of the Company's auditors is not required, the Board of Directors is submitting such appointment to a vote of the Company's shareholders. Approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS.

                           ANNUAL REPORT ON FORM 10-K

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company's Investor Relations Department, 5210 Belfort Road, Suite 310, Jacksonville, Florida 32256. Copies of exhibits and basic documents filed with that report or referenced therein will be finished to shareholders of record upon request.

                              SHAREHOLDER PROPOSALS

         The deadline for submission of shareholder proposals pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company's proxy statement for the 2002 Annual Meeting of Shareholders is December 13, 2001. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2002 Annual Meeting of Shareholders (but not required to be included in the Company's proxy statement) by February 28, 2002, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                          By Order of the Board of Directors,

                                          /s/ Charles E. Hughes, Jr.
                                          CHARLES E. HUGHES, JR.
                                          President and Chief Executive Officer

                                          Jacksonville, Florida
                                          April 16, 2001

                                                                      APPENDIX A

                               FLORIDA BANKS, INC
                             AUDIT COMMITTEE CHARTER

I.       ROLE AND INDEPENDENCE

The audit committee of the Board of Directors of Florida Banks, Inc. (the "corporation") assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and such other duties as directed by the board. The membership of the committee shall consist of at least three external directors, each of whom meet the independence and experience requirements of the NASDAQ Stock Market, Inc. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditors, the internal auditors and the management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose with the expense of such retention borne by the corporation. This charter shall be reviewed and reassessed annually by the audit committee.

The audit committee, at the corporation's expense, shall have the authority to retain special legal, accounting or other consultants to advise the audit committee. The audit committee may request any officer or employee of the corporation or the corporation's outside counsel or independent auditor to attend a meeting of the audit committee or to meet with any members of, or consultants to, the audit committee.

II.      RESPONSIBILITIES

The audit committee's primary responsibilities include:

         A. Primary input into the recommendation to the board for the selection and retention of the independent auditor that audits the financial statements of the corporation, which firm is ultimately accountable to the audit committee and the Board of Directors. In so doing, the committee will receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the audit committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

         B. Evaluation, together with the Board of Directors, of the performance of the independent auditor and, if so determined by the audit committee, recommendation that the Board replace the independent auditor.

         C. Discussion with the independent auditor of the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the Audit.

         D. Provision of guidance and oversight to the internal audit function of the corporation including review of the organization, plans and results of such activity.

         E. Review of financial statements (including the quarterly report on Form 10-Q reports and earnings releases) with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate. Annually, after satisfactory review by the committee, recommend that the company's audited financial statements be included in the annual report on Form 10-K for filing with the Securities and Exchange Commission.

         F. Discussion with management and the auditors of the quality and adequacy of the company's internal controls.

         G. Discussion with management of the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

         H. Reporting on audit committee activities to the full board and issuance annually of a summary report required by the rules of the Securities and Exchange Commission to be included in the corporation's annual proxy statement.

While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor.

Adopted this 15th day of May 2000, by resolution of the Board of Directors of Florida Banks, Inc.

                                                                      APPENDIX B

                        FLORIDA BANK AMENDED AND RESTATED
                           INCENTIVE COMPENSATION PLAN

I.       BASIC PLAN

FLORIDA BANKS. INC. / FLORIDA BANK, N.A. (the "BANK") recognizes the need to implement a performance based incentive program (the "PLAN) with awards based on overall BANK and individual performance goals. The purpose of the PLAN is to maximize accomplishment of the BANK'S objectives by providing additional monetary incentives to select key officers responsible for directing activities that have a significant and direct bearing on the success of the Bank. In this way, the PLAN is intended to share the risk and success of the BANK with its key officers.

         In reviewing the Plan for 2001, senior management determined that including stock awards as a method of incentive payout under the PLAN would provide a long-term incentive that was consistent with the interest of the shareholders. In January 2001 the Board of Directors approved the amendment of the PLAN to include stock awards and recommended that the PLAN be presented to the shareholders for approval at the 2001 Annual Meeting.

II.      GENERAL DESCRIPTION

Awards are based on performance achievement as measured by critical BANK growth plans, income goals, and operating ratios. For each year, pre-selected ratios and measures will include factors pertinent to organizational goals and objectives. As the PLAN continues to develop, additional measures may include:

-        Growth in loans and deposits

-        Asset Quality

-        Net Overhead Costs

-        Net Interest Margins

-        Decreasing Interest Expense

-        Increasing Non-Interest Income

-        Decreasing Non-Interest Expense

-        Improving Earning Asset To Total Asset Ratio

-        Reduction In Non-Performing Loans

Incentive awards are measured and paid on an annual basis. Payments may be made in cash or stock of the BANK. No amendment to the PLAN shall be effective without the approval of the Board of Directors or the Compensation Committee of the Board, or the Shareholders, if such approval is required by law.

III.     PLAN DESIGN SPECIFICATIONS

A.       PARTICIPANTS

All full-time senior BANK officers are eligible to participate in the PLAN. In addition, the Chief Executive Officer may also designate other officers and employees to participate in the Plan.

B.       PERFORMANCE EXPECTATIONS

For all eligible officers, individualized Performance Levels or Expectations are developed based on a specific goal or set of goals assigned to the officer and will be in writing. These Performance Levels are expressed as a percentage of the individual goal. For example, the Targeted Performance for the year would be the budgeted production and the Threshold or minimum level of performance might be 95% of the established annual production goal. In this example, a loan officer must produce 95% of the annual goal to participate in an incentive. These various Performance Expectations are further defined as follows:

1. Threshold performance: That minimum expected level of performance, which is required for each goal in order to participate in the incentive payout.

2. Targeted Performance: That level of performance chosen by management as the targeted (budgeted) level of performance based upon historical data, and management's "best judgment" as to expected performance.

3. Maximum Expected Performance: That level of performance which based upon historical performance and management judgment would be exceptional or significantly beyond the expected.

Performance goals are determined by using the Bank's budgeted growth, peer data and management's judgment of what reasonable levels could be achieved based on previous experience.

C.       PERFORMANCE AND PAYOUT LEVELS

For each Performance Level there is a corresponding Incentive Payout level, which is expressed as a percentage of the officer's base salary for the period measured. A matrix is developed for each officer/position that defines the production goals and the corresponding level of incentive payout.

IV.      PROGRAM ADMINISTRATION

Overall supervision of the incentive program is the responsibility of the Senior Vice President and Human Resources Officer. Specific responsibilities of the Board, CEO, and Plan Administrator are outlined below.

A.       RESPONSIBILITIES OF THE BOARD OF DIRECTORS:

The Board of Directors, or the Compensation Committee of the Board, has the responsibility to approve, amend, or terminate the PLAN as necessary, and to approve or amend the recommendations of the CEO under the PLAN. The actions of the Board shall be final and binding on all parties. The termination, amendment, or modification of the PLAN shall in no way affect a participant's rights to unpaid incentive compensation awards, provided however, that these rights shall be limited to those earned, due and payable prior to termination.

The Board of Directors, or the Compensation Committee of the Board, has the responsibility to assure the PLAN is in compliance with the provisions law, including Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to certain highly compensated employees of publicly-held companies.

The Compensation Committee will establish the Performance Levels in writing for all "covered employees" as defined in Section 162(m) of the Internal Revenue Code. While the degree of the achievement of a Performance Level will determine the maximum Bonus potentially payable to each Participant, the Compensation Committee will have the discretion to determine whether all or any portion of a Participant's Bonus will be paid and the specific amount and type (cash or stock), if any, of an incentive to be paid to each Participant. In addition, the Compensation Committee may at any time establish additional terms and conditions with respect to the payment of incentives (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective), as it may deem desirable in carrying out the purposes of the PLAN. The Compensation Committee will not have the discretion to increase the maximum amount of incentive to be paid to any Participant or award an incentive payment if the applicable Performance Level has not been met.

B.       RESPONSIBILITIES OF PRESIDENT/CEO:

The President/Chief Executive Officer of the Bank has the responsibility for the overall management of the program directly including the following specific responsibilities:

1. Identification of officers and/or positions selected for participation in the PLAN.

2. Recommend overall Bank-wide performance goals and the estimated budget for incentive payments.

3. Present all other appropriate recommendations to the Board of Directors or Compensation Committee for their approval. Such recommendations may include changes in the PLAN provisions, which occur during the life of the PLAN.

4. Deciding if an extraordinary occurrence totally outside of management's influence, be it a windfall or a shortfall, has occurred during the current PLAN year, and whether the figures should be adjusted to delete the effects of such events.

5.       Other policy related issues which the Board considers appropriate.

C.       RESPONSIBILITIES OF THE PLAN ADMINISTRATOR

The PLAN Administrator will be the Senior Human Resources Officer, who will be responsible for calculating and reporting the performance during the course of the year. The PLAN Administrator or his/her designee will carry out all necessary reporting to outside auditors for inclusion in annual reporting.

V.       PARTIAL PAYMENTS: TERMINATION OF EMPLOYMENT - NEW HIRES:

In the event of termination of employment prior to year end, other than by death, disability or retirement, any unpaid incentive compensation awards will be forfeited. If the termination is a result of retirement or disability, the employee shall be considered to have earned any unpaid incentive on a prorated basis.

VI.      RELATIONSHIP TO PERFORMANCE MANAGEMENT SYSTEM

The Incentive PLAN is designed to identify specific goals and reward the officer with incentives based on the achievement of these goals. Management also recognizes the need to measure an officer's overall performance. For this reason, management has designed the Performance Management System to accomplish short and long-term objectives of the BANK. An officer's overall performance rating is considered when reviewing merit salary increases and overall performance. At a minimum, a participant in the PLAN must receive an overall performance rating of "good" before any incentive under the PLAN will be granted.

VII.     STOCK INCENTIVE PAYMENTS

At the discretion of the BANK, incentive payments may be made in shares of the BANK's stock. Upon attainment of the required goals, the officer would be awarded shares in the BANK based on a pre-established vesting schedule, currently a three-year period beginning one year after grant date. The number of shares issued would be based on the amount of the incentive divided by the market value of the shares on the date of the award.

The vesting of the awards results in the recognition of taxable income, and the recipient would need to use cash to satisfy his or her tax liability. The employees cannot defer taxation with respect to the awards. Rather, they are taxed at ordinary income rates on the value of the shares on the date the award vests. However, the award recipient may be able to accelerate taxation of the award, and shift taxation of future appreciation to capital gain rates, by making an election under Code Section 83(b). Participants in the plan are encouraged to consult with their own tax professional regarding the tax consequences of their participation in the PLAN.

Shares issued under the plan would be issued from authorized and un-issued shares or from shares purchased in the open market and held as treasury shares.

VIII.    CERTAIN DEFINITIONS

As used in the PLAN, the following terms will have the meanings given below:

"Change of control" is defined as follows:

         (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of the Company;

         (ii) the sale of all or substantially all of the assets of the Company; or

         (iii)    the liquidation of the Company.

"Disability" is defined as follows: Permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

"Retirement" is defined as follows: The voluntary termination of an officer or employee's employment with the BANK upon reaching the required age to receive retirement benefit payments under Social Security.

IX.      LEGAL PROVISIONS

RECAPITALIZATION - If any outstanding compensation award is payable in shares of the BANK's common stock and the outstanding shares of common stock in the BANK are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the BANK by reason of any recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, exchange of shares, or stock dividend, an appropriate and proportionate adjustment shall be made in the number and kind of shares of common stock outstanding under such compensation award.

GOVERNING LAW - This PLAN shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

DISCLAIMER OF RIGHTS - No provision in the PLAN shall be construed to confer upon any individual the right to remain in the employ of or service with the BANK or to interfere in any way with the right and authority of the BANK either to increase or decrease the compensation of any individual at any time, or to terminate any employment or other relationship between any individual and the BANK.

X.       CONCLUSION

Management and the Board recognize that the success of any organization is largely dependent on the level of teamwork. An essential part of building this team is a compensation system that rewards key employees for their contribution. It is management's belief that the Incentive Compensation Plan as outlined above will accomplish this goal.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF FLORIDA BANKS, INC.

    The undersigned shareholder(s) of Florida Banks, Inc., a Florida corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 16, 2001, and hereby appoints Charles E. Hughes, Jr., and T. Edwin Stinson, Jr. and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Shareholders of Florida Banks, Inc. to be held on Friday, May 18, 2001, at 11:00 a.m. Eastern Time, at the Clarion Hotel and Conference Center, 2101 Dixie Clipper Road, Jacksonville, Florida, 32218, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. To elect four Class III directors to the Board of Directors to serve for a term of three years and until their successors are elected and qualified.

     [ ] FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY to vote for all nominees
      (except as indicated to the contrary below)

NOMINEES: Bruce J. Culpepper, Charles E. Hughes, W. Andrew Krusen, Jr. and David McIntosh

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below:

--------------------------------------------------------------------------------

(2) To approve the Florida Banks Amended and Restated Compensation Plan.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

(3) To ratify the appointment of Deloitte & Touche LLP.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

(4) To vote in accordance with their best judgment with respect to any other matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                                Dated:                    , 2001
                                                      --------------------

                                                --------------------------------
                                                           Signature

                                                --------------------------------
                                                           Signature

                                                (This Proxy should be marked,
                                                dated, and signed by the
                                                shareholder(s) exactly as his or
                                                her name appears hereon, and
                                                returned promptly in the
                                                enclosed envelope. Persons
                                                signing in a fiduciary capacity
                                                should so indicate. If shares
                                                are held by joint tenants or as
                                                community property, both should
                                                sign.)

           PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY